QuickLinks -- Click here to rapidly navigate through this document

Exhibit 14.1

DUANE READE INC.
CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

PREAMBLE AND APPLICABILITY
SECTION I	THE WORK ENVIRONMENT
SECTION II	PROTECTING THE VALUE OF THE COMPANY
SECTION III	FINANCIAL STATEMENT ACCOUNTING, RECORDING AND REPORTING
SECTION IV	GUARDING CORPORATE ASSETS
SECTION V	DISCLOSURE OF CONFIDENTIAL INFORMATION
SECTION VI	COMPETING WITH INTEGRITY
SECTION VII	INTERACTING WITH GOVERNMENT OFFICIALS
SECTION VIII	IMPLEMENTATION OF THE CODE
SECTION IX	COMMUNICATING WITH THE GENERAL COUNSEL, THE BOARD AND REGULATORY AUTHORITIES
CODE OF ETHICAL CONDUCT FOR DUANE READE OFFICERS

PREAMBLE AND APPLICABILITY

        Duane Reade is committed to maintaining the highest ethical standards in the conduct of its business. We value the faith and trust placed in us by our employees, customers, suppliers and shareholders. This Code of Business Conduct and Ethics (Code) has been adopted to provide the guiding principles and underlying policies behind our ethical standards that should govern your everyday decisions and conduct as an employee of Duane Reade. Implicit in the acceptance of this Code is an obligation not only to comply with the mandates and requirements of all applicable laws and regulations, but also to take responsibility to act in an ethical and professionally responsible manner in all business activities. Obviously, no code or policy can cover every situation that may arise in your day-to-day activities. In the event you have any questions regarding a particular situation or occurrence, you are encouraged to consult with your supervisor. In addition you can contact the office of our General Counsel for additional guidance and support.

        This Code of Conduct is neither a contract of employment nor a guarantee of continued employment. You are expected to read the policies set forth in the Code and ensure that you understand and comply with them. Failure to comply with this Code of Conduct on the part of any employee can result in disciplinary action, termination of employment and possible criminal or civil prosecution. Please sign the acknowledgment page on the back and return to the Vice President of Human Resources promptly.

Company Responsibilities

        As part of our effort to provide a work environment where high standards of ethical behavior are recognized and practiced, Duane Reade will:

  •
  Ensure that every employee, agent, consultant or representative working on behalf of Duane Reade is aware of, understands, and lives up to this Code of Ethics.

  •
  Provide safe and confidential resources for employees to seek advice on proper workplace conduct and to report issues and concerns.

Employee Responsibilities

        Duane Reade employees are expected to comply with both the letter and spirit of this Code of Ethics, Company policies and procedures and the laws and regulations that govern our business. We ask each employee to:

  •
  Read and understand this Code of Ethics.

  •
  Follow this Code and encourage fellow employees to also live by this Code, and abide by all applicable Duane Reade policies and procedures and government laws and regulations.

  •
  Be alert to any situations that could violate our policies and procedures.

  •
  Report suspected violations, issues or concerns to your supervisor or any of the many resources identified to you in this Code.

Management Responsibilities

        Management and supervisors have a special responsibility to set an example by exhibiting the highest standards of behavior. They must also:

  •
  Ensure that each employee knows and understands this Code and relevant Company policies and procedures and how to apply them.

  •
  Demonstrate in words and deeds a commitment to Duane Reade's standards of business conduct.

  •
  Make sure employees understand that nothing is more important than ethical business conduct and compliance with policies and procedures, laws and regulations.

  •
  Encourage employees to seek advice or help without fear of punishment or reprisal.

  •
  Provide appropriate resources to answer employee questions.

  •
  Make themselves approachable and available to all employees.

SECTION I
THE WORK ENVIRONMENT

Respecting One Another

        Treating one another with mutual respect creates a more productive and enjoyable workplace environment. It is expected that all of our employees will contribute to the creation and maintenance of an environment that fosters respect for one another and appreciation for each individual's role and contribution to our success regardless of their title or position.

Associate Privacy

        Duane Reade respects each individual's privacy in personal matters and will acquire and retain only the personal information that is necessary for our effective operation or required by law. Access to such information is limited to only those employees who have an appropriate need to know and will comply with all applicable laws regarding the disclosure of such information. Generally, except as necessitated by law, no personal employee information will be released without first obtaining such employee's direct permission.

        Employees should have no expectation of privacy with respect to their workstations. There may be times when an associate's workstation must be accessed for the safety of others or when otherwise deemed appropriate by Duane Reade management.

Equal Employment Opportunity and Non-discrimination

        Duane Reade is an equal opportunity employer and is committed to promoting a diverse workplace environment where individual differences are appreciated and respected. It is the Company's policy to recruit, hire, train and promote employees regardless of their race, color, national origin, religion, sex, sexual orientation, disability, age, or any other basis protected by state or federal law. In addition, Duane Reade does not tolerate discrimination against employees based on any of these factors and, when necessary, makes reasonable accommodations for disabled and pregnant employees who request such accommodations with the advice of healthcare providers.

        For further information regarding the Company's policy concerning equal employment opportunity and non-discrimination, please refer to the Employee Handbook which can be obtained from the office of the Vice President of Human Resources.

Sexual and Other Forms of Harassment

        It is Duane Reade's policy that sexual harassment (including harassment based on gender, pregnancy, childbirth, or related medical conditions) as well as harassment based on such factors as race, color, religion, national origin, disability, age, or any other basis protected by state or federal laws is unacceptable and will not be tolerated. Harassment of any kind includes verbal, physical, and visual conduct that creates an intimidating, offensive, or hostile work environment or that interferes with work performance.

        If employees believe they have been subjected to harassment of any kind or any other type of unlawful discrimination, they should promptly report the incident to their supervisor or the office of the Vice President of Human Resources. Complaints of harassment, abuse, or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible.

        For further information regarding the Company's policy concerning harassment in the workplace, please refer to the Employee handbook which can be obtained from the office of the Vice President of Human Resources.

Coercive Acts

        Because of the position of power exercised by senior management, they are in a unique position to exert undo influence on other members of management and other employees of the Company. Managers of the Company are specifically prohibited from engaging in any acts of coercion that would violate this policy or represent departures from the ethical standards that underlie this policy. In the event that any employee perceives such actions on the part of any such officer, executive or manager, they are encouraged to report such incident to the Vice President of Human Resources who will ensure that the necessary follow-up investigation is performed promptly. The Company's Vice President of Human Resources, in conjunction with the Office of the Vice President and General Counsel, will provide an adjudication process to be followed for all such questions. This will include the nature of the question, the individuals who were involved in the handling of the issues and the related decisions that were made. No officer, executive, or other manager of the Company may threaten the employee raising the question by warnings of discharge or lessening of responsibilities.

        The Sarbanes-Oxley Act provides "whistle-blower" protection to employees of public companies when they act lawfully to disclose information about fraudulent activities within their company. Duane Reade respects the decisions of employees who wish to exercise this right.

Environmental Policies

        All employees have a responsibility to carry out Duane Reade activities in ways that preserve and promote a clean, safe and healthy environment. Employees must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

        The consequences of failing to adhere to environmental laws and policies could be serious. The Company as well as individual employees may be liable, not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. Employees must make every effort to prevent violations from occurring, and to report violations to the office of the Human Resources Vice President. Employees should also act promptly to correct any violations that might occur despite the Company's best efforts.

Safety in the Workplace

        The safety and security of employees is of primary importance to the Company. Accordingly, employees are responsible for maintaining clean and orderly work facilities that are free from recognized hazards. They must also obey all safety statutes and regulations as well as Company safety policies, procedures, rules, and guidelines.

        Equipment must be operated in a safe manner, with all safety devices in place. Employees must wear personal protective equipment in areas where it is required. All injuries, no manner how minor, and violations of health and safety policies, laws, or regulations must be reported immediately to the associate's supervisor.

Weapons and Workplace Violence

        Employees may not carry weapons or explosives on corporate time or on the Company's premises. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to the associate's supervisor immediately. Supervisors or managers are required to report any and all such incidents to the Office of the Vice President of Human Resources.

Drugs and Alcohol

        The Company aims to maintain a work environment free of alcohol and illegal substances. Accordingly, employees may not be or appear to be under the influence of alcohol or illegal drugs and may not sell, use, possess, manufacture, or distribute illegal drugs or controlled substances on Duane Reade property or during working hours. The improper use of any prescription or over-the-counter drugs while on Duane Reade property or while performing Duane Reade business is prohibited.

SECTION II
PROTECTING THE VALUE OF THE COMPANY

Conflicts of Interest

        A conflict of interest exists if your judgment and discretion, in the course of your employment, could be influenced by considerations of personal gain or benefit to you. You must ensure that your business decisions always reflect your independent judgment and discretion and are based on the best interests of the Company. You must avoid situations where your personal interest conflicts, or appears to conflict, with the interests of the Company.

        A conflict of interest may also occur as a result of the actions, employment or investments of an immediate family member. Therefore, you must consider the impact of your immediate family on your compliance with this policy. For this purpose, "immediate family" includes your spouse, parents, children and siblings, as well as your spouse's parents and siblings.

        In reviewing your compliance with the policies, you must solicit information from all members of your immediate family who live in your household. While you do not need to solicit information from other members of your family, you must inform the General Counsel in writing if you are aware of any matters involving an immediate family member that might be a violation of the Company's policies.

Competition with the Company
You may not compete with the Company in any business or activity in which the Company is engaged, or in purchasing, selling or leasing property. A substantial financial interest in any person or organization that competes with the Company must be disclosed to the General Counsel.

Outside Business Activities
All full-time employees are expected to devote their full work time and effort to the Company's business. If you propose to become associated with any outside business, you must obtain the written approval of the General Counsel. If you are currently associated with any outside business, you must disclose your situation to the Company and obtain the General Counsel's written approval to your continued association.

Loans
You may not accept a loan from any person or entity doing business with the Company or seeking to do business with the Company, unless the loan is from an established financial institution in accordance with its normal lending practices and at interest rates that are generally available to the public.

Dealing With Suppliers And Others

        As part of their responsibilities, certain employees may have contact and/or decision making authority with respect to Company purchasing. Those employees must ensure that they do not have a conflict or the appearance of a conflict of interest in executing those responsibilities.

Selection of Suppliers, Contractors, and Professional Services Providers
The selection of suppliers, contractors and professional services organizations must be based on merit and business-related criteria. You must avoid decisions that are, or appear to be, based on personal interests. You may not participate in the selection of a supplier, contractor or service provider in which a family member has a substantial financial interest. Please note that in this situation you would be required to disclose your family member's financial interest to the General Counsel. You must never, directly or indirectly, solicit, accept or offer bribes. If any person offers you a bribe, in any form, you must report it immediately to your immediate supervisor and the General Counsel.

        The payment of fees for products and services must be supported by complete and accurate documentation and must be consistent with prevailing rates charged for comparable services. Retaining the professional services: (i) of a consultant requires the approval of the Chief Executive Officer or your area's Senior Vice President, (ii) of an accounting firm requires the approval of the Chief Financial Officer, and (iii) of a law firm requires the approval of the General Counsel.

Personal Use of Suppliers, Contractors and Professional Services Providers
You must avoid the receipt of any personal benefit arising from a transaction involving the Company. Therefore, you must be especially careful when personally using the services or purchasing the goods of a person or entity that does or seeks to do business with us. To avoid the appearance of a conflict of interest, fair value must be paid for those services or goods. "Fair value" refers to the price that would generally be charged to the public for those goods or services. If the goods or services have a fair value in excess of U.S. $1,000.00 you must obtain the written consent of the General Counsel prior to your purchase of the goods or use of the services.

Financial Interest in Third Parties
You may not directly or indirectly have a "substantial financial interest" or participate in the business of any entity that does or seeks to do business with the Company, or that purchases, sells or leases real or personal property used by the Company. "Substantial financial interest" depends on the facts of your individual situation, but generally includes your being an officer, director, partner, owner or employee of any entity, or having stock ownership of one percent or more in a publicly traded organization.

Business Courtesies

        The type of business that Duane Reade does involves dealing with a wide range of suppliers, many of whom may consider it standard practice to provide gifts and entertainment as a gesture of appreciation. The giving or receiving of gifts or entertainment by any associate acting in his/her capacity as a Duane Reade associate or by members of the associate's immediate family can potentially be problematic because such acts may be construed as attempts to influence the performance of duties.

Gifts
Small gifts and entertainment can help build relationships with business employees. However, you must be careful to avoid giving or receiving gifts or entertainment intended to influence judgment or create a feeling of obligation. You may not accept money or anything else of value from any person or organization that does or seeks to do business with the Company. On occasion, you may accept a gift of nominal value (not exceeding $100.00), such as an advertising novelty or a commemorative object. On occasion, unique circumstances may occur when token gifts exceeding one hundred dollars are permissible. The Vice President to whom the employee reports has the authority to approve small gifts exceeding one hundred dollars provided such gifts do not represent a conflict of interest to the employee. However, in all cases where the value of a gift exceeds one thousand dollars, it must also be disclosed to the Chief Executive Officer of the Company. The Company reserves the right to evaluate gifts on a case-by-case basis, and if it is determined that a gift is excessive, the Company may impute income to the employee and/or terminate the employee.

Travel and Entertainment
You may participate in business-related functions and activities that have a valid business purpose, are customary to our business and have no special significance attached to them. Your participation in these events should not be excessive in scale, expense or frequency. The Duane Reade Travel Expense Policy generally governs the rules with respect to expenditures. If you attend an event that requires out-of-town travel or lodging, you must pay for that yourself (unless it has a clear business purpose and you and your supervisor agree that, under our travel policy, it is appropriate for the Company to pay this cost).

        Any travel offered that is fully or partially paid for by a person or entity doing business or seeking to do business with the Company (a "Vendor") constitutes "Vendor-sponsored travel." Our general policy is that your travel, (including transportation and accommodations), in the performance of your duties for the Company must be paid for by the Company. In cases where the travel is for legitimate business purposes, however, Vendor-sponsored travel may be approved. For any Vendor-sponsored travel, you must obtain the prior approval of the vice president responsible for your area. Vendor-sponsored travel for Company officers must be approved by the CEO.

        If you are in doubt about whether to accept any gift or participate in any activity, you should check with the Vice President of Human Resources or the General Counsel for clarification of the policy. In all cases, travel and entertainment should be fully disclosed to the appropriate supervisor.

SECTION III
FINANCIAL STATEMENT ACCOUNTING, RECORDING
AND REPORTING
(For Distribution to Finance Department Employees Only)

Applicability

        Information about the Accounting Polices adopted by Duane Reade is essential for financial statement users. When financial statements are issued purporting to present fairly the financial position, cash flows, and results of operations in accordance with generally accepted accounting principles, a description of all significant accounting policies of the reporting enterprises shall be included as an integral part of the financial statements.

  Accounting Policies
  Duane Reade is required to provide disclosures about significant accounting policies used to prepare financial statements that are intended to be in conformity with generally accepted accounting principles. Disclosure of accounting policies shall identify and describe the accounting principles followed by Duane Reade and the methods of applying those principles that materially affect the determination of financial position, cash flows, or results of operations. In general, the disclosure shall encompass important judgments as to appropriateness of principles relating to recognition of revenue and allocation of asset costs to current and future periods. In particular, it shall encompass those accounting principles and methods that involve any of the following:

  A.
  A selection from existing acceptable alternatives;

  B.
  Principles and methods peculiar to the industry in which Duane Reade operates, even if such principles and methods are predominantly followed in that industry;

  C.
  Unusual applications of generally accepted accounting principles (and as applicable, of principles and methods peculiar to the industry in which Duane Reade operates).

        Examples of disclosures by a business enterprise commonly required with respect to accounting polices include those relating to basis of consolidation, depreciation methods, amortization of intangibles, and inventory pricing. This list of examples is not all-inclusive. When the correct accounting application is unclear, guidance will be sought from the Company's independent auditors

  Corporate Books and Records
  You must ensure that all corporate documents are completed accurately, truthfully, in a timely manner, and, when applicable, are properly authorized. Financial activities must be recorded in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records, or documentation is strictly prohibited.

        The results of operations of the Company must be recorded in accordance with legal requirements and generally accepted accounting principles. All information contained in our records must be recorded accurately and honestly and supported by proper documentation. Examples of Company records include financial statements, travel and expense reports, and documentation of facilitating payments, purchases and sale documentation and internal management reports.

        You may not knowingly misrepresent or omit any transaction that would lead to an improperly recorded asset, liability, revenue and expense. Further, you may not cause funds either to be disbursed from or received in a location other than the proper tax jurisdiction.

        Under no circumstances may you engage in fraudulent conduct. Examples include: forgery or alterations or checks or any other document; misappropriation of funds or other assets; impropriety in handling or reporting of money or financial transactions; theft or dishonesty; and destruction or disappearance of records, furniture, fixtures, equipment or other assets.

  Document Retention
  Duane Reade complies with all laws and regulations relating to the preservation of records. Under no circumstances are records to be destroyed selectively or maintained away from Company authorized premises without first obtaining written approval from the General Counsel, however, electronic and other back—up records needed for disaster recovery may be maintained at outside authorized premises or designated storage facilities.

        If existence of a Subpoena or impending Government investigation is known or reported to an associate, he/she must immediately contact the General Counsel. Employees must retain all records that may be responsive to a subpoena or pertain to an investigation. Any questions regarding whether a record pertains to an investigation or may be responsive to a Subpoena should be directed to the General Counsel before the document is disposed of.

  Employment Conflicts
  The Corporate Governance Rules regarding prior employment prohibits the CEO, the Controller, the Chief Financial Officer, or the Chief Accounting Officer, to have been employed by the Company's Independent Audit Firm during a one-year period proceeding the audit. Therefore, such employees must disclose their prior responsibilities to the General Counsel and receive written permission before accepting a position in these capacities with Duane Reade.

SECTION IV
GUARDING CORPORATE ASSETS

        Employees have a duty to safeguard Duane Reade assets including the physical premises and equipment, records, customer identification and corporate names and trademarks. Duane Reade assets should be used for corporate business only. Without specific authorization, no associate may take, borrow, loan, sell, damage or dispose of Company property except for Duane Reade purposes. Employees should take appropriate measures to prevent theft, damage or misuse of Company resources.

  Trademarks
  ]The Duane Reade name and logo are examples of corporate trademarks, which must be used properly. In addition to using trademarks appropriately, employees must also advise senior management or the General Counsel of the inappropriate use of the Company's trademarks. Similarly, the trademarks of third parties must not be used without first obtaining approval from the General Counsel.

  Copyright Compliance
  Books, articles, drawings, computer software, and other materials may be covered under copyright laws, regardless if they contain a copyright notice or not. It is a violation of these laws to make unauthorized copies of or derivative works based upon copyrighted material. Both employees who engage in this practice and the Company may be subject to substantial civil and criminal penalties. In addition, Duane Reade licenses the use of its computer software from outside companies. In most instances, copyright laws protect this computer software. As such, employees may not make, acquire, or use unauthorized copies of computer software. Questions concerning copyright laws should be directed to the General Counsel.

  Intellectual Property Rights of Others
  Employees may not infringe knowingly upon the intellectual property rights of others. If an associate uses the name, trademark, logo or printed materials of another company he/she must ensure that the use of these materials is done properly and with permission. In addition, employees may not disclose or be asked to disclose to Duane Reade the confidential proprietary, or trade secret information of other companies, including former employers.

  Computer and Communication Resources
  Duane Reade's computer and communication resources, including computers, voicemail, and e-mail, provide substantial benefits to employees. However, they also present significant security and liability risks. It is important that the employees take all of the necessary measures to ensure the security of their computer systems and computer and voice mail passwords.

        If employees have reason to believe that their password or security of a corporate computer or communication has been compromised, they must change their password immediately and report the incident to the Management Information Services Department.

        Employees must be aware that while using Company resources to send e-mail, voicemail or access internet services, they are acting as representatives of the Company. At times, their use of these resources might reflect poorly on the Company, damaging its reputation and exposing employees and the Company to legal liability. All e-mail, voicemail and personal files stored on Duane Reade computers are the property of the Company and should be dedicated to business purposes. Therefore, employees should have no expectations of personal privacy in connection with these resources. In addition, the Company may review messages sent or received using Duane Reade computers and communication resources, at its sole discretion.

        Employees may not use Duane Reade resources in a way that is unlawful, disruptive or offensive to others. While sending messages, employees should not transmit comments, language, images or files that would be embarrassing to be read by persons not intended to receive the message. Employees must remember that their "private" e-mail messages are easily forwarded to a wide audience. In addition, employees may not use these resources in a wasteful manner. Unnecessarily transmitting messages drains computer resources and causes the receiver to put a lot of time and effort into sorting and reading through his/her e-mail. Use of computer and communication resources must be consistent with other corporate policies, including those related to sexual harassment, privacy, copyrights, trademarks, trade secrets, and the intellectual property of others.

        For further information regarding the Company's policy concerning computer and communication resources, please refer to the Company Procedures Manual.

SECTION V
DISCLOSURE OF CONFIDENTIAL INFORMATION

Compliance with Securities Laws

        Employees are prohibited from insider trading (buying or selling securities when they are in possession of material, nonpublic information) and tipping (passing such information on to someone who may buy or sell securities). This prohibition applies to Duane Reade Securities and the securities of other companies if employees learn material nonpublic information about them in the couse of completing their duties for the Company.

        Please refer to the Company's Insider Trading Policy for additional information. If at any time you have questions whether you can trade Duane Reade stock, you should consult with the General Counsel.

Responding to Inquiries from the Press and Others.

        Duane Reade employees who are not the official spokespersons of the Company may not speak with the press as a Duane Reade representative unless specifically authorized to do so by the Chief Executive Officer. Requests for financial or other information about the Company from the media, the press, the financial community, or the public should be referred to the Office of the Chief Financial Officer. Requests for information from regulators or the government should be referred to the General Counsel.

        For further information regarding the Company's Policy concerning press and other inquiries, please refer to the Company procedure manual.

Use of Confidential Information

        Employees may not disclose confidential Company information to anyone, including coworkers, unless the person receiving the information has a legitimate business-related need to know. If you are unsure about whether information is confidential, assume that it is. If an employee leaves Duane Reade, he/she must maintain the confidentiality of that information until it has been adequately disclosed to the public. If there is any question as to whether information regarding the Company, or any other company Duane Reade has dealings with, is material or has been adequately disclosed to the public, please consult with the General Counsel for guidance.

SECTION VI
COMPETING WITH INTEGRITY

Gathering Competitive Information

        Employees may gather information about the marketplace, including information about Duane Reade competitors and their products and services. However, there are limits to the ways that this information can be acquired and used, especially information concerning the Company's competitors. When gathering competitive information, employees must abide by the following guidelines:

  •
  You may access sources such as published articles, advertisements, brochures, other non-proprietary material, surveys by consultants and conversations with clients (as long as those conversations do not suggest that Duane Reade is attempting to conspire with its competitors by using the computer as a messenger, by gathering information in breach of a client's nondisclosure agreement with a competitor, or through other wrongful means).

  •
  Duane Reade employees must never misrepresent the Company's identity when attempting to collect competitive information.

  •
  Duane Reade employees may not attempt to acquire a competitor's trade secret or other proprietary information through unlawful means such as theft, spying, or the breach of a competitor's non-disclosure agreement by a client or other person.

  •
  If there is any indication that information obtained by an associate was not lawfully received by the party in possession, you must refuse to accept it. If an employee receives information that is anonymous or is marked confidential, he/she should contact the General Counsel immediately.

  •
  The improper gathering or use of competitive information could subject employees and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, employees must contact the General Counsel.

Anti-Trust Laws

        The Company's activities are subject to antitrust and trade regulation statues, which govern how employees interact with competitors, customers, and suppliers. It is important for employees to know and understand these laws and regulations and to make sure that they are in full compliance with them. Some of the most serious anti-trust offenses involve agreements between competitors to fix prices, to limit product and service availability and to allocate customers, territories, and markets. Any such agreement, whether formal or informal, may be unlawful and is prohibited by the Company.

        Employees must avoid unnecessarily involving themselves in situations from which unlawful agreements may be inferred. Employees must notify the General Counsel before participating in a meeting or event that brings competitors together. All contact with competitors should be conducted as if they were in the public view.

        Failure to comply with anti-trust laws could subject both the Company and the employees involved to criminal fines and jail terms. In addition, the Company may be subject to large civil penalties and treble damages. Employees must direct questions or concerns regarding anti-trust laws and how they are applied to the General Counsel.

Product Safety

        It is essential to Duane Reade to provide safe products and services that fulfill the Company's responsibilities to the public, maintain a competitive position in the market place and retain the confidence of our customers. Duane Reade employees should never knowingly sell, transfer or otherwise deliver products to the general public that are unsafe for the purpose for which they are intended. If you have a question regarding a product or suspect that it may be unsafe, contact your supervisor and alert the General Counsel.

Truth in Advertising

        Employees must not make misstatements of fact or give misleading impressions in any advertisements, literature, or other public statements. All statements made in support of the Company's products and services must be true. Questions regarding whether an advertisement or other material meets the requirements of this Code should be directed to the General Counsel.

SECTION VII
INTERACTING WITH GOVERNMENT OFFICIALS

Prohibition of Gifts to Government Officials and Employees

        The various branches and levels of government have laws that restrict the giving of gifts, including meals, entertainment, transportation, and lodging to government officials and employees. Employees may never provide any gift, meal, or anything of value to a government official or employee.

  Political Contributions and Activities
  Laws of certain jurisdictions prohibit the use of funds, assets, services, or facilities on behalf of a political party or candidate. Payment of Corporate funds to any political party or candidate, or campaign may be made only if permitted under applicable law and approved in advance by the General Counsel.

  The Company will not pay employees for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse employees for political contributions they intend to make or have made.

  Lobbying Activities
  Laws of certain jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes the following:

  A)
  Communicating with any member or employee of the legislative branch of government for the purpose of influencing legislation.

  B)
  Communicating with certain government officials for the purpose of influencing government action.

  C)
  Engaging in research or other activities to support or prepare such communication.

  So that the Company may comply with lobbying laws, employees must notify the General Counsel before engaging in any activity on behalf of the Company that might be considered lobbying, as described above.

SECTION VIII
IMPLEMENTATION OF THE CODE

Violations

        You must adhere to the policies contained in this Code. If you violate any of the Company's policies, or if you knowingly permit a violation, you may be subject to disciplinary action, including dismissal and reimbursement for any loss to the Company that results form your actions.

        Also, if appropriate, a violation of these policies may result in legal action against you by the Company or may be referred to the appropriate governmental authorities. The determination of whether there is a violation of a particular policy rests with the General Counsel and the Board of Directors.

  Reporting Concerns and Violations
  Employees are obligated to promptly report any problems or concerns or any potential or actual violation of our Code of Ethics. The Company recognizes that the decision to report a concern or problem is not always easy. Nor, is there always one right answer. Usually the first place to go with questions or concerns is your supervisor. However, if your supervisor does not answer the question or address the problem to your satisfaction, you should contact the General Counsel.

  Employees at all levels are prohibited from taking retribution against anyone for reporting or supplying information about a concern. Any Duane Reade employee, who retaliates against other employees for reporting problems, will themselves be subject to discipline. This policy applies even if an allegation was made in good faith but appears ultimately to be groundless. On the other hand, any employee who deliberately makes a false accusation with the sole purpose of harming or retaliating against another employee will be subject to disciplinary action.

  Investigations of Violations
  Reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that employees reporting the violation not conduct a preliminary investigation of their own. Investigations of alleged violations may involve complex legal issues. Employees who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

  Discipline for Violations
  Duane Reade intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code of Ethics and Business Conduct and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Those who violate this Code and other Corporate Policies and procedures may be subject to disciplinary action, up to and including discharge. In addition, disciplinary action, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not move promptly to correct them in accordance with the Company's policies.

  Responsibilities
  Duane Reade has a number of resources, people and processes in place to answer questions and guide employees through difficult decisions. While the Company encourages the use of these resources, the responsibility for following the Code is the employee's individual responsibility.

  The Vice President and General Counsel has been designated with the responsibility to oversee and monitor compliance with the Code and will also report periodically to the Company's Audit Committee of the Board of Directors regarding the establishment, implementation, and enforcement of the Code and other program elements. Sales agents, consultants, representatives and suppliers are required to observe the same standards of conduct as Duane Reade employees when conducting business with or for Duane Reade. If suppliers and consultants for Duane Reade have questions, they should contact the General Counsel.

Seeking Guidance

        This Code cannot provide definitive answers to all questions. Employees are encouraged to seek guidance when uncertain as to the appropriate course of conduct in adhering to the CompanyCompany's high standards. In most instances, questions concerning the Code should be brought to the attention of the associate's supervisor or the General Counsel.

Copies of the Code are available on the Company's Internet site as well as in the Policies and Procedures Manual and should be provided to persons or entities retained and authorized to act on behalf of Duane Reade.

Reminders

        Ultimate responsibility to ensure that Duane Reade complies with the laws and ethical standards affecting its business rests on each employee, who should become familiar with and conduct themselves strictly in compliance with such laws and ethical standards as well as the Duane Reade policies and guidelines pertaining to them.

SECTION IX
COMMUNICATING WITH THE GENERAL COUNSEL, THE
BOARD AND REGULATORY AUTHORITIES

Circumstances Requiring Written Approval of the General Counsel

        The Standards of Ethical Business Practice contained in this Code require communication with the General Counsel in certain situations. The following is a summary of the conditions described within this code. However, when in doubt, the General Counsel should always be contacted.

  •
  Having an association with outside businesses, such as participating in another business on a part-time or freelance basis;

  •
  Indication from any law enforcement agency that the companies' financial statements are under scrutiny;

  •
  Contributing to organizations whose principal purpose is supporting legislative or similar public policy matters;

  •
  Accepting a management position with Duane Reade when the candidate has worked for the Company's independent auditors during the preceding twelve month period;

  •
  Participating in business-related functions held at resort locations that are either fully or partially paid for by entities doing business or seeking to do business with the Company;

  •
  Using the services or purchasing the goods of a person or other entity that does or seeks to do business with the Company for personal purposes, when the fair value of the goods or services exceeds U.S. $1,000;

  •
  Soliciting charitable contributions from suppliers or providing supplier lists to others for this purpose;

  •
  Making payments to expedite, but not influence, a particular transaction in countries outside the United States;

  •
  Exceptions of any and all items within the scope of this code.

Disclosure of Relationships to the General Counsel

        The Code also discusses relationships that must be disclosed promptly to the General Counsel. To disclose a relationship you should prepare, date and sign a written statement completely and accurately setting forth the situation and send it to the General Counsel with a copy to the Chief Executive Officer and the vice president of the business unit for which you work.

        If you have any questions regarding what situation should be disclosed or what detail should be provided, you should contact the General Counsel at: 440 Ninth Avenue, New York, NY 10001—telephone #212-273-5767.

Reports to the Audit Committee of the Board

        The Audit Committee of the Board is to be advised of any disclosure deficiencies. Many of the items appearing below should be reported to the Company's Independent Auditors as well. Management should report the following:

  •
  Significant deficiencies in the design or operations of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data;

  •
  Any material weakness in internal controls;

  •
  Any fraud, whether or not material, that involves management, or other employees that have a significant role in Duane Reade's system of internal controls.

        In addition, the Audit Committee is to receive information on any violations of this Code of Ethics, a report on accounting disputes and how they were resolved, services provided by the Company's Independent Auditors which might be in violation of the Sarbanes Oxley Act, concerns by the General Counsel and information on all audit reports issued by the Company's Internal or Independent Auditors.

Reports to the SEC, Government Agencies and the New York Stock Exchange

        Duane Reade recognizes its responsibility to comply fully with the reporting requirements of the Securities & Exchange Commission (SEC) governmental agencies and the NY Stock Exchange. As such, it is our policy to submit all required reports timely, completely and accurately to the best of our ability. Technical questions requiring further opinion are discussed with the partner of our independent audit firm and outside counsel.

CODE OF ETHICAL CONDUCT FOR DUANE READE
MANAGERS/CORPORATE PROFESSIONALS

        In my role as                        of Duane Reade Inc. I recognize that I hold an important and elevated role in corporate governance. I am uniquely capable to ensure that stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which supervisors are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders.

        I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

        To the best of my knowledge and ability:

  1.
  I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

  2.
  I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

  3.
  I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

  4.
  I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

  5.
  I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

  6.
  I share knowledge and maintain skills important and relevant to my constituents' needs.

  7.
  I proactively promote ethical behavior as a responsible manager among peers in my work environment and community.

  8.
  I achieve responsible use of and control over all assets and resources employed or entrusted to me.

  9.
  I agree to treat others with respect as I would want to be treated and will always be attentive to personal dignity and receptive to diversity of ideas. I recognize the value that comes from respecting individuality, personal experience, and varied heritages.

  10.
  I will strive to give back to the communities where we live and work. We serve as supporters of the environment where we conduct business and strive to leave that environment better for having been a good corporate citizen.

(Signature)	(Please print name)

QuickLinks

DUANE READE INC. CODE OF BUSINESS CONDUCT AND ETHICS
TABLE OF CONTENTS
PREAMBLE AND APPLICABILITY
SECTION I THE WORK ENVIRONMENT
SECTION II PROTECTING THE VALUE OF THE COMPANY
SECTION III FINANCIAL STATEMENT ACCOUNTING, RECORDING AND REPORTING (For Distribution to Finance Department Employees Only)
SECTION IV GUARDING CORPORATE ASSETS
SECTION V DISCLOSURE OF CONFIDENTIAL INFORMATION
SECTION VI COMPETING WITH INTEGRITY
SECTION VII INTERACTING WITH GOVERNMENT OFFICIALS
SECTION VIII IMPLEMENTATION OF THE CODE
SECTION IX COMMUNICATING WITH THE GENERAL COUNSEL, THE BOARD AND REGULATORY AUTHORITIES
CODE OF ETHICAL CONDUCT FOR DUANE READE MANAGERS/CORPORATE PROFESSIONALS